PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
dated December 8, 2000                                Registration No. 333-36318
to Prospectus dated August 2, 2000


                                  $200,000,000

                              INCYTE GENOMICS, INC.

                  5.5% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                                       and
                             SHARES OF COMMON STOCK
                      ISSUABLE UPON CONVERSION OF THE NOTES

     This prospectus supplement relates to the resale by the holders of 5.5% convertible subordinated notes due 2007 of Incyte Genomics, Inc. and the shares of common stock issuable upon conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated August 2, 2000, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is supplemented and superseded in part by the information appearing in the table below:

                                                   Principal       Common Stock                      Common Stock
                                                Amount of Notes   Issuable Upon                      Owned After
                                                  Beneficially      Conversion                        Completion
                                                   Owned and          of the        Common Stock        of the
                      Name                         Offered(1)      Notes(1)(2)     Offered(1)(2)     Offering(1)
                      ----                      ---------------   --------------   ---------------   --------------
PGEP V LLC ....................................    $500,000           7,416             7,416            __

                                              ----------------------


(1)    Amounts indicated may be in excess of the total amount registered due to sales or transactions exempt from the registration requirements of the Securities Act of 1933 since the date on which selling securityholders provided information to us regarding their notes.

       None of the selling securityholders listed above nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.


(2)    Amounts indicated reflect a 2-1 stock split effected in the form of a stock dividend on August 31, 2000.

                                               --------------------

     Investing in the notes and our common stock involves a high degree of risk. You should carefully read and consider the "Risk Factors" beginning on page 3 of the prospectus.

                                               --------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.




                  Prospectus Supplement dated December 8, 2000